EXHIBIT 99

First Citizens Reports Earnings for First Quarter 2009

RALEIGH, N.C., April 27, 2009 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending March 31, 2009, of $8.7 million compared to $32.4 million for the corresponding period of 2008, according to Frank B. Holding Jr., chairman of the board. The decrease in net income during 2009 was the result of lower net interest income and noninterest income and higher provision for credit losses and noninterest expense.

Per share income for the first quarter 2009 totaled $0.83, compared to $3.10 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.21 percent and an annualized return on average equity of 2.44 percent, compared to respective returns of 0.80 percent and 8.88 percent for the same period of 2008.

First quarter net interest income decreased $6.3 million, or 5.1 percent from the same period of 2008, due to a 31 basis point decline in the net yield on interest-earning assets. On a linked quarter basis, the taxable-equivalent net yield on interest-earning assets for the first quarter of 2009 contracted by 19 basis points. Increased balance sheet liquidity caused by a material influx of deposits and downward rate adjustments to the Equity Line portfolio during the first quarter of 2009 contributed to the net yield reduction.

Interest-earning assets averaged $15.4 billion during the first quarter of 2009, an increase of $721.4 million over the first quarter of 2008, primarily due to loan growth. Average loans outstanding increased $698.2 million or 6.4 percent since the first quarter of 2008. As a result of interest rate reductions affecting all asset classes, the taxable-equivalent yield on interest-earning assets declined from 6.00 percent during the first quarter of 2008 to 4.76 percent during the first quarter of 2009, a 124 basis point decrease.

Average interest-bearing liabilities increased by $287.3 million, or 2.3 percent during the first quarter of 2009, related to higher levels of deposits and long-term obligations, partially offset by lower short-term borrowings. The rate on interest-bearing liabilities decreased by 104 basis points from 3.10 percent during the first quarter of 2008 to 2.06 percent during the same period of 2009.

The provision for credit losses equaled $18.7 million during the first quarter of 2009, an $8.6 million or 85.0 percent increase over the same period of 2008. The higher provision for credit losses resulted principally from higher net charge-offs, which amounted to $14.0 million during the first quarter of 2009, compared to $5.3 million during the first quarter of 2008. Charge-offs increased among all loan categories, including a $2.2 million and $1.3 million increase respectively in charge-offs on residential construction loans and unsecured revolving loans. On an annualized basis, net charge-offs for the first quarter of 2009 represented 0.49 percent of average loans and leases compared to 0.19 percent for the same period of 2008. Nonperforming assets totaled $98.8 million at March 31, 2009, compared to $71.7 million at December 31, 2008, and $43.2 million at March 31, 2008, due primarily to increased nonaccrual residential construction loan balances.

Noninterest income totaled $71.5 million during the first quarter of 2009, a $12.6 million or 15.0 percent decrease from 2008, largely due to an $8.1 million securities gain that was recognized during 2008. Income derived from wealth advisory services declined $2.4 million, or 18.3 percent in 2009, primarily due to a reduction in the market value of assets under management. Cardholder and merchant services income fell $1.6 million and deposit service charges declined $2.1 million in the first quarter of 2009, while improvements were noted in mortgage income, ATM income and fees from processing services.

Noninterest expense equaled $156.3 million during the first quarter of 2009, an increase of $10.7 million or 7.3 percent. Salaries and wages increased $2.8 million, or 4.4 percent over the same period of 2008, the result of additional staff and merit increases. FDIC insurance expense increased $3.5 million in 2009, due to higher rates paid by all insured banks. FDIC insurance expense will continue to exceed 2008 levels throughout 2009 and could increase significantly if a special assessment is imposed on insured banks. The first quarter of 2008 included a $3.3 million reversal of Visa member bank liabilities that were accrued in 2007 but settled in 2008. Employee benefits declined $864,000, or 4.8 percent during the first quarter of 2009, due to a $3.1 million decline in executive retirement costs as compared to the first quarter of 2008, partially offset by higher health costs and pension expense.

As of March 31, 2009, First Citizens BancShares had total assets of $17.2 billion. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 402 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

                   CONDENSED STATEMENTS OF INCOME
                   ------------------------------
                                                 Three Months Ended
 (thousands, except share                             March 31
 data; unaudited)                               2009           2008
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 Interest income                             $   179,652   $   216,905
 Interest expense                                 63,847        94,826
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 Net interest income                             115,805       122,079
 Provision for credit losses                      18,723        10,118
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 Net interest income after provision for
  credit losses                                   97,082       111,961
 Noninterest income                               71,541        84,166
 Noninterest expense                             156,342       145,641
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 Income before income taxes                       12,281        50,486
 Income taxes                                      3,618        18,101
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 Net income                                  $     8,663   $    32,385
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 Taxable-equivalent net interest income      $   117,225   $   123,932
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 Net income per share                        $      0.83   $      3.10
 Cash dividends per share                          0.300         0.275
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 Profitability Information (annualized)
 Return on average assets                           0.21%         0.80%
 Return on average equity                           2.44          8.88
 Taxable-equivalent net yield on
  interest-earning assets                           3.09          3.40
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                          CONDENSED BALANCE SHEETS
                          ------------------------
                                March 31       Dec. 31       March 31
 (thousands, except share
 data; unaudited)                   2009          2008           2008
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 Cash and due from banks       $   471,799   $   593,375   $   734,581
 Investment securities           3,324,770     3,225,853     3,166,947
 Loans and leases               11,621,334    11,719,285    11,029,937
 Allowance for loan and
  lease losses                    (161,572)     (157,569)     (141,591)
 Other assets                    1,957,934     1,364,718     1,956,644
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 Total assets                  $17,214,265   $16,745,662   $16,746,518
 =====================================================================

 Deposits                      $14,229,548   $13,713,763   $13,226,991
 Other liabilities               1,548,440     1,588,524     2,033,493
 Shareholders' equity            1,436,277     1,443,375     1,486,034
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 Total liabilities and
  shareholders' equity         $17,214,265   $16,745,662   $16,746,518
 =====================================================================
 Book value per share          $    137.65   $    138.33   $    142.42
 Tangible book value per
  share                             127.48        128.13        132.07
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                           SELECTED AVERAGE BALANCES
                           -------------------------
                                                 Three Months Ended
 (thousands, except shares                            March 31
 outstanding; unaudited)                        2009           2008
 ---------------------------------------------------------------------
 Total assets                                $16,945,383   $16,307,994
 Investment securities                         3,246,899     3,144,446
 Loans and leases                             11,659,873    10,961,706
 Interest-earning assets                      15,373,383    14,651,951
 Deposits                                     13,897,701    12,905,651
 Interest-bearing liabilities                 12,596,453    12,309,132
 Shareholders' equity                          1,438,109     1,466,411
 Shares outstanding                           10,434,453    10,434,453
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                                ASSET QUALITY
                                -------------
                                March 31       Dec. 31       March 31
 (dollars in thousands;
 unaudited)                         2009          2008           2008
 ---------------------------------------------------------------------
 Nonaccrual loans and leases   $    62,903   $    39,361   $    39,259
 Other real estate                  32,787        29,956         3,987
 Restructured loans                  3,100         2,349            --
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 Total nonperforming assets    $    98,790   $    71,666   $    43,246
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 Accruing loans and leases
  90 days or more past due     $    20,327   $    22,459   $     7,569
 Nonperforming assets to loans
  and leases plus other real
  estate                              0.85%         0.61%         0.39%
 Allowance for loan and lease
  losses to total loans and
  leases                              1.39          1.34          1.28
 Net charge-offs to average
  loans and leases
  (annualized)                        0.49          0.40          0.19
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                              CAPITAL INFORMATION
                              -------------------
                                March 31        Dec. 31      March 31
 (dollars in thousands;
 unaudited)                         2009           2008          2008
 ---------------------------------------------------------------------
 Tier 1 capital                $ 1,655,957   $ 1,649,675   $ 1,587,221
 Total capital                   1,940,062     1,935,993     1,871,566
 Risk-weighted assets           12,462,922    12,499,545    12,096,013
 Tier 1 capital ratio                13.29%        13.20%        13.12%
 Total capital ratio                 15.57         15.49         15.47
 Leverage capital ratio               9.83          9.88          9.80
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CONTACT:  First Citizens BancShares
          Barbara Thompson
          (919) 716-2716